Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-132713, 333-63228, 333-114161, and 333-150346 on Form S-8  and Registration Statements No. 333-147425, 333-152163, and 333-153634 on Form S-3 of Neonode Inc. of our report dated May 12, 2010, relating to the 2009 consolidated financial statements of Neonode Inc. and subsidiary appearing in this Annual Report on Form 10-K/A of Neonode Inc. for the year ended December 31, 2009. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ KMJ Corbin & Company LLP Costa Mesa, California May 12, 2010